Exhibit 99.1

Contact:	Randall J. Larson, President/CFO
Frederick W. Boutin, Senior Vice President/Treasurer 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES EXPECTED DISTRIBUTION INCREASES FOR 2007
AND SCHEDULES CONFERENCE CALL TO DISCUSS
RESULTS FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2006

Tuesday, March 6, 2007	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (“Partners” or the “Partnership”) (NYSE:TLP) today announced that management will make a presentation on Wednesday, March 7, 2007, at the Sixth Annual Master Limited Partnership Investor Conference being held in New York, New York.  A copy of that presentation will be available on the Partnership’s website at www.transmontaignepartners.com.  At that conference, management will announce on behalf of the Partnership that it expects to increase the Partnership’s quarterly distribution to unit holders by approximately $0.07 per unit before the end of its year ending December 31, 2007 based, in part, on the following:

•             The Partnership’s current quarterly distribution to its unit holders is $0.43 per unit.

•             The Brownsville and River terminaling operations, which were acquired on December 29, 2006 from TransMontaigne Inc. (“TMG”), the general partner of Partners and a wholly-owned subsidiary of Morgan Stanley Capital Group Inc., generating approximately $15 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ending December 31, 2007.  The expected EBITDA from the Brownsville and River terminaling operations should allow the Partnership to increase its quarterly distribution to $0.47 per unit beginning with the distribution for the quarter ending March 31, 2007.

•             The Partnership anticipates reducing the outstanding borrowings on the Partnership’s senior secured credit facility through the issuance of additional equity securities, which should allow the Partnership to increase its quarterly distribution to $0.50 per unit.

Partners also will announce that during the last half of 2007 it expects to commence discussions with TMG regarding the acquisition of TMG’s Southeast terminaling operations with a goal of closing the transaction during the fourth quarter of 2007. TMG’s Southeast terminaling operations currently include 15 terminals with an aggregate active storage capacity of approximately 9.0 million barrels.  The acquisition should allow the Partnership to increase its’ quarterly distribution by an additional $0.03 per unit to $0.06 per unit.  The additional increase in the distribution is predicated, in part, upon the following assumptions:

•             The Southeast terminaling operations annually generating approximately $20 to $25 million of EBITDA; and

•             The Partnership’s ability to issue additional equity securities to finance all or a significant portion of the purchase price of the Southeast terminaling operations.

The Partnership also will announce that during 2007 it expects to initiate capital projects totaling approximately $55 million to $65 million.  The proposed capital projects include the construction of approximately 1.7 million barrels of new storage capacity and two new truck rack loading facilities in Florida, the construction of approximately 30,000 barrels of new LPG storage capacity in Brownsville, and the reactivation of approximately 200,000 barrels of idle storage capacity at our River terminals. The proposed capital projects are being undertaken in response to existing customer requests, including those of both Morgan Stanley Capital Group Inc. and TMG. The proposed capital projects are expected to commence operations during 2008.  Contributions from these expansion projects should allow the Partnership to increase its quarterly distribution by an additional $0.03 per unit to $0.05 per unit.  The additional increase in the distribution is predicated, in part, upon the following assumptions:

•             Morgan Stanley Capital Group Inc. assuming TMG’s existing long-term agreements to utilize certain storage capacity at our Florida terminals; and

•             Morgan Stanley Capital Group Inc. expanding those agreements to include the proposed additional Florida capacity.

CONFERENCE CALL

TransMontaigne Partners also announced that it has scheduled a conference call for Monday, March 19, 2007 at 11:00 a.m. (MDT) regarding the results for the three months and year ended December 31, 2006 and the above forward-looking guidance for 2007. On Friday, March 16, 2007, TransMontaigne Partners expects to release its results for the three months and year ended December 31, 2006 when it expects to concurrently file its Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission.  Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(866) 238-1422

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 2:30 p.m. (MDT) on Monday, March 19, 2007 until 11:59 p.m. (MDT) on Monday, March 26, 2007 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  865492

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations along the U.S. Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio rivers, and in the Midwest.  We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. and Morgan Stanley Capital Group Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.  Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

This press release is neither an offer to sell, nor a solicitation of offers to purchase any securities.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For example, unanticipated events could cause our revenues to be lower than expected, or our expenses to be higher than expected, either of which could affect Partners’ ability to increase its distribution.  Similarly, we may be unable to complete either the acquisition of the Southeast terminaling operations or additional equity financings during 2007 because of unanticipated events, some of which may be beyond our control. In addition, we may not be able to commence or complete any particular capital projects on currently anticipated schedules.  For a detailed discussion of the events and circumstances that could affect our ability to complete these transactions or that could otherwise affect our results of operations and financial condition, please refer to the information under the caption “Risks Inherent in Our Business that May Affect Future Results” in our Transition Report on Form 10-K for the period ended December 31, 2005,and our subsequent periodic and current reports filed from time to time under the Securities Exchange Act of 1934, copies of which are available upon request from the Partnership or on the Internet either from the Partnership at www.transmontaignepartners.com or from the Securities Exchange Commission at www.sec.gov.  Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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